Exhibit 19.

VERACYTE, INC.
Insider Trading Policy As Amended on February 12, 2025
1.    Purpose.
Both the Securities and Exchange Commission (the “SEC”) and the U.S. Congress are very concerned about maintaining the fairness and integrity of the U.S. capital markets. The securities laws are continually reviewed and amended to prevent people from taking advantage of “inside information” and to increase the punishment for those who do. These laws require publicly-traded companies to have clear policies on insider trading. If Veracyte, Inc. (together with its subsidiaries, the “Company”) does not take active steps to adopt preventive policies and procedures covering securities trades and the handling of material non-public information about the Company and the companies with which the Company does business by Company personnel, the consequences could be severe.
We have adopted this Insider Trading Policy (“Policy”) to avoid even the appearance of improper conduct on the part of anyone employed by or associated with our Company (not just so-called insiders). We have all worked hard to establish our reputation for integrity and ethical conduct. We cannot afford to damage this reputation. Our Board of Directors has designated our insider trading compliance officer, as the General Counsel of the Company, or, with respect to transactions made by the General Counsel, the Chief Executive Officer of the Company (the “Compliance Officer”), who will assist with implementing, interpreting and enforcing this Policy, pre-clearing trading activities of certain people, and pre-approving any Trading Plans (as defined below), as discussed more fully in this Policy.
2.    Applicability.
This Policy applies to all (a) officers, employees and members of the Board of Directors of the Company, as well as other persons, including consultants and contractors of the Company, as may be designated by the Compliance Officer as subject to this Policy from time to time (all such persons, “Covered Persons”) and (b) the members of such Covered Persons’ families residing with such Covered Persons (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), any other person residing in such Covered Persons’ households, and any other family members who do not live in such Covered Persons’ households whose transactions in Company Securities (as defined below) are directed by such Covered Persons or subject to such Covered Persons’ influence or control (such as parents or children who consult with such Covered Persons before they trade in Company Securities) (all such persons, “Family Members”). This Policy also applies to any entities controlled by Covered Persons, including any corporations, limited liability companies, partnerships or trusts (“Controlled Entities”). Covered Persons are responsible for the transactions of their Family Members and Controlled Entities and therefore should make them aware of this Policy, and transactions by Family Members and Controlled Entities should be treated for the purposes of this Policy as if they were for the Covered Person’s own account.
3.    The Consequences.
The consequences of insider trading violations can be substantial:
For individuals who trade on material non-public information (or tip information to others), the consequences can include:
1.    A jail term of up to 20 years (30 years in certain circumstances);

2.    A civil penalty of up to three times the profit gained or loss avoided; and
3.    A criminal fine (no matter how small the profit) of up to $5 million.
For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:
1.    A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the individual’s violation; and
2.    A criminal penalty of up to $25 million.
Further, if the Company has a reasonable basis to conclude that this Policy has been violated, whether or not knowingly, the Company may impose sanctions, including dismissal for cause. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation (as well as the Company’s) and irreparably damage a career. Finally, the size of a transaction has no impact on potential insider trading liability. In the past, even small trades (for example, trades as small as $400) have resulted in SEC investigations and lawsuits. In all cases, the responsibility for determining whether an individual is aware of material non-public information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Any Covered Person who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Covered Person, must report the violation immediately to the Compliance Officer.
4.    Our Policy.
No Trading or Tipping on the Basis of Material Non-Public Information. If a Covered Person has material non-public information (often referred to as “inside information”) relating to our Company, it is our policy that the Covered Person may not buy or sell securities of the Company (including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities (collectively, “Company Securities”)), make a gift, charitable contribution or other transfer of Company Securities without consideration or engage in any other action to take advantage of, or pass on to others, that information. This Policy also applies to material non-public information relating to any other company, including (x) our customers, collaborators, partners or suppliers or (b) any company with which the Company intends to engage in a business transaction, that is obtained in the course of a Covered Person rendering services to the Company, and Covered Persons may not buy or sell securities of that other company, or the securities of our competitors of the competitors of such other company who might be materially affected by such information or transaction, or engage in any other action to take advantage of, or pass on to others (other than co-workers who have a business need to know), that information until such information becomes public or is no longer material. Information that is not material to the Company may nevertheless be material to one of those other companies.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception.
What is Material Information? “Material information” is any information that a reasonable investor would consider important in deciding whether to buy, hold or sell securities. In short, “material information” includes any information that reasonably could affect the price of Company Securities or any other securities. Either positive or negative information may be material. It can be information about the Company or about a company with which we do business. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.
Examples: Common examples of information that will frequently be regarded as material include, without limitation:
1.    financial information and operating results, including projections of future earnings or losses;
2.    the results of clinical trials or preclinical trials (positive or negative) or research efforts;
3.    volumes of tests performed, samples received and/or processed;
4.    communications sent to or received from the U.S. Food and Drug Administration or foreign regulatory authorities;
5.    a change in reimbursement policy (positive or negative) by a significant third-party payer;
6.    news of a possible merger, acquisition or tender offer;
7.    news of a significant acquisition of a company or assets, or a divestiture by the Company;
8.    significant new products or services or delays in new product or service introduction or development;
9.    significant cybersecurity incidents or data breaches;
10.    plans to raise additional capital through stock sales or otherwise;
11.    plans to enter into bank financings or other financing transactions;
12.    the gain or loss of a significant collaborator or supplier;
13.    significant regulatory actions concerning existing, new or proposed products;
14.    discoveries, or grants or allowances or disallowances of patents;
15.    changes in senior management;
16.    restatements of historical financial information;
17.    impending bankruptcy or financial liquidity problems;
18.    significant related party transactions;
19.    pending or threatened significant litigation, or the resolutions of such litigation;
20.    other events regarding our securities, such as changes in dividend policies or the declaration of a stock split; and

21.    the imposition of an Event-Specific Blackout Period (as described below) on trading in Company Securities or the securities of another company pursuant to this Policy or the extension or termination of such restriction.
20/20 Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight. A good general rule of thumb: When in doubt, do not trade.
Transactions by Family Members and Controlled Entities. The same restrictions under this Policy apply to a Covered Person’s Family Members and Controlled Entities. A Covered Person is responsible for compliance with this Policy by such Covered Person’s Family Members and Controlled Entities.
Transactions by Non-Residents. The same restrictions apply regardless of whether a person is resident within the United States.
Do Not Pass Information to Others. Whether the information is proprietary information about our Company (or other companies with which we do business) or information that could have an impact on our stock price (or the stock price of other companies with which we do business), Covered Persons must not disclose the information to others. It is illegal to advise others to trade on the basis of material non-public information. Liability in these cases can extend to both the “tippee” — the person to whom the insider disclosed inside information — and the “tipper,” and will apply whether or not the tipper derives any benefit from another’s actions. Covered Persons should not make recommendations to others concerning the purchase or sale of Company Securities (or of another company based on material non-public information received during the course of employment by or relationship with the Company).
When Information is Public. Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through a press release, webcast and/or SEC filing that is available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination.
Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a result, it is improper for any Covered Person to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. We impose certain “trading blackouts” (“Blackout Periods”) to ensure that the Company’s stockholders and the investing public will be afforded the time to receive the information and act upon it. These are discussed below under the heading “Trading Blackout Periods.” To avoid the appearance of impropriety, as a general rule, Covered Persons should not engage in any transaction until at least two full trading days have passed following the public release of material information. Thus, if a public announcement were made after the market close on a Monday, Thursday generally would be the first eligible trading day. If a public announcement were made after the market close on a Friday, Wednesday generally would be the first eligible trading day. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.

Pre-Clearance of Trades of Company Securities. To provide assistance in preventing inadvertent violations and avoid even the appearance of an improper transaction (which could result, for example, where an employee engages in a trade while unaware of a pending major development), all members of the Board of Directors, officers, employees designated as Vice President and above, and certain employees in a position to have access to material non-public information, as may be designated by the Compliance Officer from time to time, together with such persons Family Members and Covered Entities (which group we refer to as the “Restricted Group”), who are not trading pursuant to a Trading Plan, are subject to pre-clearance in writing by our Compliance Officer or, in his or her absence, our Chief Executive Officer or Chief Financial Officer, of all transactions in Company Securities (acquisitions, dispositions, transfers, gifts, etc.). Members of the Restricted Group must submit a written request for pre-clearance of a transaction to the Compliance Officer by: (a) providing written notification of the amount and nature of the proposed trade, and (b) certifying no earlier than three business days before the proposed date of execution of the transaction that such person has no material non-public information and, to his or her knowledge, will have no material non-public information as of the proposed trade date. Members of the Restricted Group may satisfy (a) and (b) by completing the pre-clearance trading certification in the form provided by the Company to our Compliance Officer, in accordance with the process established by the Company, and must notify the Compliance Officer promptly via email of any changes to the certification in (b) prior to the proposed trade. Members of the Restricted Group may not trade unless and until they have received email or other written confirmation from the Compliance Officer approving the trade. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.
In addition, all Covered Persons, including Covered Persons that are not members of the Restricted Group, are required to obtain written pre-clearance pursuant to the process outlined above for the sale of Company Securities that are purchased in the open market and have been owned for less than six months. When requesting pre-clearance of such sales, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. See “Additional Prohibited Transactions and Transactions Requiring Pre-Clearance—Trading in Company Securities on a short-term basis.”
You will be notified if you are a member of the Restricted Group and therefore subject to this pre-clearance requirement. The list of members of the Restricted Group may be amended or supplemented from time to time by our Compliance Officer. Pre-clearance is subject to a five business day expiration and must be renewed by the applicant after five business days to be valid.
Pre-clearance does not relieve anyone of their responsibility under SEC rules and should not be understood to represent legal advice by the Company that a proposed transaction complies with the law. None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.
If you are in doubt of whether or not pre-clearance is required, you should inquire with our Compliance Officer or obtain pre-clearance as a cautionary measure.
Trading Blackout Periods.
    Event-Specific Trading Blackout Periods: From time to time, the Company may require that all or a subset of the Covered Persons suspend trading because of developments known to the

Company and not yet disclosed to the public. In that event, these persons should not engage in any transaction involving Company Securities (other than as specifically allowed by this Policy) during that period and should not disclose to others the fact that they have been suspended from trading.
    Quarterly Trading Blackout Periods – All Covered Persons will be subject to a Blackout Period beginning on the 15th day of the last month of each fiscal quarter until two full trading days have passed after earnings for that quarter are released. Thus, if an earnings announcement is made before the stock market opens on a Monday, Wednesday would be the first day of the period when trading is permitted under this Policy (the “Trading Window”). If an earnings announcement is made after the stock market closes on a Monday, Thursday would be the first day of the Trading Window.
In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from engaging in transactions in Company Securities even sooner than the Quarterly Trading Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in Company Securities, without disclosing the reason for the restriction. The existence of an Event-Specific Trading Blackout Period or the extension of a Quarterly Trading Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not engage in transactions in Company Securities due to an Event-Specific Trading Blackout Period, you should not trade while aware of material non-public information. Exceptions will not be granted during an Event-Specific Trading Blackout Period.
Exceptions: The trading restrictions in this Policy, including the Quarterly Blackout Periods and Event-Specific Blackout Periods, do not apply to those transactions to which this Policy does not apply, as described below.
Stock Options. This Policy does not apply to cash exercises of options to purchase common stock, which can be done at any time. This Policy also does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply to same day exercises and sales of stock underlying options, and any other market sale of Company Securities for the purpose of generating the cash needed to pay the exercise price of an option or the taxes associated with the exercise of an option.
RSUs. This Policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares upon vesting of restricted stock units (“RSUs”) to satisfy tax withholding requirements. This Policy does apply to same-day sales of shares received upon the vesting of an RSU, and any other market sale of Company Securities for the purpose of generating the cash needed to pay the taxes associated with the vesting of an RSU.
Employee Stock Purchase Plan. This Policy does not apply to periodic wage withholding contributions to the Company’s Employee Stock Purchase Plan or any successor employee stock purchase plan that are used to purchase Company Securities under that plan (or the purchases made under the plan in accordance with its terms), including (i) purchases of Company Securities resulting from lump sum contributions to such plan, provided that the election to participate by lump sum payment was made by the participant at the beginning of the applicable enrollment period, and (ii) any alteration by a Covered Person of his or her instructions about the level of withholding or purchase of Company Securities under that plan. This Policy does apply to your election to participate in the plan for any enrollment period and sales of Company Securities acquired under that plan are subject to this Policy.

Approved Trading Plans. This Policy does not apply to transactions by Covered Persons in Company Securities that are executed pursuant to a pre-approved 10b5-1 trading plan (a “Trading Plan”) that is established in accordance with Rule 10b5-1 and the guideline set forth below under the heading “Trading Plan Procedures”. We strongly encourage all members of the Board of Directors and officers to trade in Company Securities solely pursuant to a Trading Plan.
Rule 10b5-1 (“Rule 10b5-1”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. It does not prevent someone from bringing a lawsuit alleging insider trading. This Policy permits Covered Persons to adopt Trading Plans with brokers that outline a pre-set plan for trading of Company Securities, including the exercise of options. Trading Plans are to be implemented only during open Trading Windows and when the Covered Person is not aware of any material non-public information.
The Company has implemented the guidelines related to Trading Plans set forth below. Any Trading Plan must comply with Rule 10b5-1 and be approved in writing in advance by the Compliance Officer. Compliance Officer approval of a Trading Plan shall not be considered a determination by the Company or the Compliance Officer that the Trading Plan satisfies the requirements of Rule 10b5-1.
The establishment of such a Trading Plan with respect to a Covered Person may be publicly announced by the Company. Further, the Company and the Company’s officers and directors must make certain disclosures in SEC filings concerning Trading Plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Trading Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances. Establishing a Trading Plan does not exempt Covered Persons from complying with the Section 16 six-month short swing profit rules or being subject to liability under those rules.
Other Similar Transactions. Any other purchases of Company Securities by a Covered Person from the Company or sale of Company Securities by a Covered Person to the Company are not subject to this Policy.
Trading Plan Procedures. No trades shall be treated as having been made pursuant to a Trading Plan under this Policy unless:
    the Trading Plan complies with the requirements of Rule 10b5-1;
    the Trading Plan is entered into in good faith and during a time when the person entering into the Trading Plan is not aware of any material non-public information - for example, although modifications to an existing Trading Plan are not prohibited, a Trading Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration;
    the Trading Plan is entered into during an open Trading Window and not during any Blackout Period;
    the Trading Plan includes a “Cooling-Off Period” before trading can commence that:
o    for directors or officers, ends on the later of (A) ninety (90) days after adoption or modification of the Trading Plan and (B) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Trading Plan was adopted that discloses the Company’s financial results (but not to exceed 120 days following the adoption of the Trading Plan); or

o    for all other Covered Persons, ends 30 days after adoption or modification of the Trading Plan;
    for directors and officers, the Trading Plan includes a representation that the person establishing the Trading Plan is (1) not aware of any material non-public information about the Company or Company Securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
    the Trading Plan has a duration of at least six months and no longer than two years;
    the Trading Plan must either:
o    Clearly specify in advance the amount, pricing and timing of transactions (including by written formula or algorithm, or computer program), or
o    Delegate discretion on those matters to an independent third party (such as a securities broker or investment manager) over which the Covered Person may not exercise subsequent influence. Of course, the independent third party cannot make discretionary investment decisions on behalf of person establishing the Trading Plan while the independent third party is in possession of material non-public information about the Company.
    the person establishing the Trading Plan has certified to the Compliance Officer in writing, no earlier than three business days prior to the date that the Trading Plan is formally established, that (i) such person is not in possession of material non-public information, and to such person’s knowledge, will not be aware of any material non-public information at the time such Trading Plan is implemented, and all such trades to be made pursuant to the Trading Plan will be made in accordance with the trading restrictions of Section 16 of the Exchange Act and Rule 144 of the Securities Act of 1933, as amended from time to time (the “Securities Act”) to the extent applicable; (ii) the Trading Plan complies with the requirements of Rule 10b5-1; (iii) such person is adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5; and (iv) such person will act in good faith with respect to the Trading Plan throughout its duration.
The Compliance Officer is not obligated to approve any trades requested by any person, or to approve any Trading Plan. When approval is sought, there is no set timeline for how long such approval might take. The Company reserves the right to prevent any transactions in Company Securities, even those pursuant to a Trading Plan, in the sole discretion of the Compliance Officer.
The establishment and implementation of any Trading Plan shall be the sole responsibility of the person seeking to establish such a plan.
Any amendment to a Trading Plan requires approval by the Compliance Officer and the amendment can be made only during a time when it would have been permitted under this Policy and also lawful to enter into a new Trading Plan, meaning the modification must be adopted (i) during an open Trading Window and not during any Blackout Period and (ii) at a time when the person seeking to establish the Trading Plan was not in possession of material non-public information. Modifying or changing the amount, price, or timing of the purchase or sale of Company Securities pursuant to the Trading Plan will be deemed the same as terminating your existing Trading Plan and entering into a new Trading Plan. Accordingly, the approval process is the same as for adopting a new Trading Plan, including being subject to a new Cooling-Off Period. The Company discourages multiple modifications to

Trading Plans, as that may give the appearance that you are trading on material non-public information under the guise of that Trading Plan.
A Trading Plan may be terminated with immediate effect provided such request for termination has been approved in writing by the Compliance Officer. Once a Trading Plan is terminated, any new plan adopted post-termination must meet the requirements above for new Trading Plans.
A Covered Person may have no more than one Trading Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), and may only enter into one single-trade Trading Plan in any twelve-month period, in each case subject to the exceptions noted in Rule 10b5-1, which are provided for you in the Appendix. Covered Persons are also not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the Compliance Officer.
Once a Trading Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.
Unless otherwise approved by the Compliance Officer, all Trading Plans must be implemented through a broker included in a list approved by the Compliance Officer. The Compliance Officer may amend this list from time to time.
Contractual and Regulatory Trading Restrictions. The trading prohibitions and restrictions of this Policy are also subject to prohibitions or restrictions prescribed by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, short-swing trading by Section 16 insiders or compliance with Rule 144 under the Securities Act). Any Covered Person who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.
Gifts and Other Transfers Without Consideration. A Covered Person may not make a gift, charitable contribution or other transfer without consideration, of Company Securities during a period when that Covered Person is not permitted to trade.
Post-Termination Transactions. This Policy continues to apply to your transactions in Company Securities even after your employment or service to the Company terminates for any reason. If you are in possession of material non-public information when your employment or service terminates, you may not trade in Company Securities until that information has become public or is no longer material.
5.    Additional Prohibited Transactions and Transactions Requiring Pre-Clearance.
We believe it is improper and inappropriate for any Covered Person to engage in short-term or speculative transactions involving Company Securities. We believe that this trading can reflect badly on the Company and that Covered Person should not engage in any types of transactions that are commonly viewed as a form of “betting” for or against the Company. Accordingly, Covered Persons should not engage in any of the following activities with respect to Company Securities except as set forth below:
Director and officer cashless exercise – In response to the restrictions set forth in the Sarbanes-Oxley Act of 2002, the Company will not arrange with brokers to administer cashless exercises of options on behalf of directors and officers of the Company. Directors and officers of the Company may only utilize the cashless exercise feature of their options if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price and (iii) the director or officer uses a “T+1” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the option settles. Under a T+1 cashless exercise, a stock broker, the issuer, and the transfer agent of the issuer work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Any employee who has any questions about cashless exercises may obtain additional guidance from our Compliance Officer.
Trading in Company Securities on a short-term basis — As a general rule, any Company Securities purchased in the open market (i.e., not including stock purchased upon exercise of an employee stock option or pursuant to an employee stock purchase plan) should be held for a minimum of six months and ideally longer. The officers and directors of the Company are already subject to the SEC’s “short-swing” profit rule, which penalizes purchases and sales within any six- month period. Any employee who wishes to sell Company Securities that were purchased in the open market and that have been owned less than six months must obtain prior written pre-clearance from our Compliance Officer. You must submit a written request for pre-clearance of a transaction no later than three business days before the proposed date of execution of the transaction, and any such request must be renewed after five business days to be valid. See “Our Policy—Pre-Clearance of Trades of Company Securities.”
Purchases of Company Securities on margin — This Policy prohibits borrowing from a brokerage firm, bank or other entity in order to buy Company Securities (other than in connection with a so-called “cashless” exercise of options under the Company’s stock plans).
Short sales of Company Securities — This Policy prohibits selling Company Securities that you do not own in the expectation that the price of the securities will fall, or as part of an arbitrage transaction. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging or monetization transactions.”)
Buying or selling puts or calls on Company Securities — This Policy prohibits buying or selling put or calls on Company Securities, including options or derivatives trading on any of the stock exchanges or futures exchanges or in any other market.
Hedging or monetization transactions — This Policy prohibits the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, which may permit a holder to continue to own Company Securities but without the full risks and rewards of ownership.
Pledges of Company Securities — This Policy prohibits pledging (or hypothecating) Company Securities as collateral for a loan.
6.    Company Assistance.
Any person who has any questions about specific transactions may obtain additional guidance from our Compliance Officer.
Remember, however, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.
7.    Modifications.
This Policy has been approved by the Company’s Board of Directors. The Nominating and Corporate Governance Committee of the Board of Directors may, from time to time, modify this Policy.

Officers of the Company may, from time to time, make non-substantive modifications to this Policy (including, without limitation, substitution of the names of the appropriate contact persons within the Company) without prior approval of the Company’s Board of Directors or the Nominating and Corporate Governance Committee of the Board of Directors. For the avoidance of doubt, unless explicitly stated by the Board of Directors or the Nominating and Corporate Governance Committee of the Board of Directors, any waiver, amendment or modification of this Policy by the Board of Directors or the Nominating and Corporate Governance Committee of the Board of Directors shall not be considered a waiver of the Company’s Code of Business Conduct and Ethics.
8.    Acknowledgements.
All Covered Persons will be required to acknowledge, electronically or in writing, their understanding of, and intent to comply with, this Policy. Members of the Board of Directors of the Company acknowledge their understanding of and intent to comply with this Policy as part of their being subject to the Company’s Code of Business Conduct and Ethics. This acknowledgment will constitute each such person’s consent for the Company to issue any necessary stop transfer orders to the Company’s transfer agent to enforce compliance with this Policy. As a condition of continued employment or engagement all employees (and all other persons, such as consultants or contractors, designated by the Company as subject to this Policy) must periodically acknowledge, electronically or in writing, that they have read and agree to abide by this Policy.
9.        Effective Date.
The effective date of this Policy is February 12, 2025. The amendments to this Policy approved on February 12, 2025 would not apply to any existing Trading Plan that was entered into prior to February 12, 2025, except to the extent that a modification is made to such plan after February 12, 2025.

ACKNOWLEDGMENT
I have received and read the Veracyte, Inc. Insider Trading Policy and I understand and agree to comply with the specific requirements of this Policy. I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of this Policy, including dismissal for cause, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against transfer of Company Securities by me in a transaction that the Company considers to be in contravention of this Policy.

Signed:

Printed name:

Date:

APPENDIX
Exceptions to the Multiple, Overlapping 10b5-1 Plan Restriction
Such exceptions are:
    An eligible “sell-to-cover” Trading Plan where such plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the individual does not otherwise exercise control over the timing of such sales. For the avoidance of doubt, this exception does not extend to sales incident to the exercise of option awards.
    A series of separate contracts with different broker-dealers or other agents acting on behalf of the person (other than the Company) to execute trades thereunder may be treated as a single Trading Plan, provided that the individual constituent contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to the provisions of Rule 10b5-1, including that a modification of any individual contract acts as modification of the whole contract, instruction or plan, as defined in Rule 10b5-1(c)(1)(iv). The substitution of a broker-dealer or other agent acting on behalf of the person (other than the Company) for another broker-dealer that is executing trades pursuant to a Trading Plan shall not be a “Plan Modification” as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of securities to be purchased or sold, dates of the purchases or sales to be executed, and amount of securities to be purchased or sold.
    One later-commencing Trading Plan for purchases or sales of any securities of the Company on the open market under which trading is not authorized to begin until after all trades under the earlier-commencing Trading Plan are completed or expired without execution. However, the first trade under such later-commencing Trading Plan must be scheduled after the “Effective Cooling-Off Period,” or the Cooling-Off Period that would be applicable to the later-commencing Trading Plan if the date of adoption of the later-commencing Trading Plan were deemed to be the date of termination of the earlier-commencing Trading Plan.
Exceptions to the Single-Trade 10b5-1 Plan Restriction
There is an exception for eligible “sell-to-cover” Trading Plans where the plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the individual does not otherwise exercise control over the timing of such sales.